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                                                                    EXHIBIT 99.2
                                                                    NEWS RELEASE

[LOGO OF INDUSTRIAL SCIENTIFIC CORPORATION]

                             1001 Oakdale Road          Phone 412-788-4353
                             Oakdale, PA 15071-1500     1-800-DETECTS (338-3287)
                             USA                        Fax 412-788-8353

March 14, 1997

FOR IMMEDIATE RELEASE

For additional information contact:
James P. Hart, Vice President of Finance and CFO


   INDUSTRIAL SCIENTIFIC CORPORATION ANNOUNCES LETTER OF INTENT FOR SALE OF
                                 MONITOR GROUP

PITTSBURGH, PA--March 14, 1997--Industrial Scientific Corporation (NASDAQ/NMS symbol:ISCX) announced today that is has signed a Letter of Intent with L.B. Foster Company to sell its Monitor Group business unit. Based in Cheswick, PA, Monitor Group is a developer of portable mass spectrometers that was acquired by Industrial Scientific in June 1995.

The transaction is expected to be completed in April.

Headquartered in Oakdale, Pennsylvania, Industrial Scientific Corporation designs, manufactures and sells gas monitoring instruments, systems, and other technical products for the preservation of life and property.

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